Exhibit 99.2

Over the last few years we have come a long way from our days as a traditional media company focused on “Arenas” that vertically integrate audiences. As we continue to evolve, we are excited to reveal a fresh new look, feel and identity.

I’d like to introduce Paradium.AI.

Yes. We know. Another company just put “.AI” in its name, but bear with me .

The media landscape didn’t just change; it fractured. For years, the industry lived on a diet of search engine traffic, and then—almost overnight—LLMs began to consume audiences at scale. It challenged us to examine our relationship with our customers and our creativity, in a deeper, unique way.

But here is the thing: because I’ve spent my career surrounded by entrepreneurship and innovation in the Bay Area, we weren’t starting from scratch. We weren’t scrambling for a strategy; we’re accelerating.

We didn’t rename the company and then go look for the technology. Our team built the technology first, and the name finally caught up.

Encore has been running as the operating layer under our entire portfolio for a while now — quietly, doing the unglamorous work of turning audience into data that drives commerce and ad revenue.

We acquired InfoSentience, because generative AI is a fundamental tool that all publishers and creators don’t just want, they need it. This isn’t about replacing our editorial team - it’s about empowering them .This technology acts as a multiplier—helping create more on-brand content that readers love, that powers B2B customers, brands, and creators today, profitably.

We launched Cutter Studios, because digital assets and distribution matter. It’s our proprietary engine that takes authentic video voices, transforms them into clips and articles optimized for virality, publishes them, and distributes them through a smart AI syndication engine that optimizes for audience and yield.

Our smart CMS remains the core. Everything we build was designed to strengthen a creator, entrepreneur, or publisher running a digital media company all driven by AI.

This is all built and running. The name change came last.

We’re not a traditional publisher anymore, and we haven’t been one for a while — we’re a technology company that powers entrepreneurs, creators, and brands, with the tools, data, and reach they couldn’t build alone.

Our new tagline is, “All In.” Not because it shares the initials with “Artificial Intelligence” — although, yes, we like that — but because it’s true. We’ve spent real money, real time, and real talent on this initiative: Encore, Infosentience, Cutter Studios. That’s not a marketing budget, that’s momentum.

To the team: thank you for building the parts of this that were never going to make it into a highlight reel — the pipelines, the integrations, and the creativity.This name is catching up to your work.

To our shareholders: we know renames are cheap talk in this market, and you should be skeptical of them. Judge us on what’s already running, not on the new logo. The logo’s just the part you can see.

This is Paradium.AI. All In.